UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629

(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

38 Corporate Circle,
Albany, New York 12203
(Address of principal executive offices)

(518) 452-1242
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          On May 10, 2010, Trans World Entertainment Corporation (the “Company”) announced that it had appointed Mike Honeyman, President and Chief Operating Officer, effective May 6, 2010. Mr. Honeyman, age 52, has no family relationships with any of the executive officers or directors of the Company. There were no arrangements or understandings between Mr. Honeyman and any other person pursuant to which he was selected as President and Chief Operating Officer. There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Honeyman had, or will have, a direct or indirect material interest.

          Prior to joining the Company, Mr. Honeyman, served as President and Chief Operating Officer of Bernie’s TV and Appliances from 2006 to 2010. Previously, Mr. Honeyman spent nine years at Bed Bath and Beyond in various positions, including Chief Operating Officer of Christmas Tree Shops from 2003 to 2006.

          The Company and Mr. Honeyman entered into a letter agreement on May 4, 2010 outlining the terms of his employment. In connection with his appointment as the Company’s President and Chief Operating Officer, Mr. Honeyman will receive an initial base salary of $500,000 for the first year of service, $550,000 for the second year of service and $600,000 for the third year of service. His employment will be on an at will basis. For fiscal year 2010, Mr. Honeyman will be eligible for an annual bonus based on achievement of Company EBITDA (earnings before interest, taxes, depreciation and amortization) targets, which will be prorated based on the period during fiscal 2010 during which he is employed. His fiscal 2010 bonus (prior to proration) will be 40% of his base salary for EBITDA of negative $6.5 million, 60% of base salary for EBITDA of negative $4 million, 80% of base salary for EBITDA of negative $2.5 million, and 100% of base salary for break even EBITDA. However, Mr. Honeyman’s fiscal year 2010 bonus will be not less than $100,000. For later years, Mr. Honeyman will be eligible to participate in the Board approved bonus program for the year.

          On his start date, Mr. Honeyman will be granted options to purchase 700,000 shares of Company common stock. 300,000 of such options will vest ratably over four years, 200,000 will cliff vest after three years of service and the remaining 200,000 will cliff vest after four years of service. All of the options will vest in full upon a change in control of the Company.

          Mr. Honeyman will be eligible to participate in the Company’s group health insurance, group life insurance, and 401(k) plans in accordance with their terms. He will also be provided with a Company vehicle, and he will be furnished temporary housing through the end of fiscal year 2010.

          In the event his employment is terminated by the Company without Cause prior to February 1, 2012, Mr. Honeyman will be eligible for severance benefits for nine months and if such termination is after February 1, 2012, the severance benefits will be for twelve months. In either case, compensation received through other employment will offset the severance pay. Mr. Honeyman also agreed to a confidentiality covenant.

Item 8.01	Other Events.

          On May 10, 2010, the Company issued a press release announcing the appointment of Mr. Honeyman as President and Chief Operating Officer of the Company, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8−K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Press Release of Trans World Entertainment Corporation dated May 10, 2010.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2010	TRANS WORLD ENTERTAINMENT CORPORATION

	By:	/s/ John J. Sullivan

		Name:	John J. Sullivan
		Title:	Executive Vice President-Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Trans World Entertainment Corporation dated May 10, 2010.